Exhibit 5.1

Sean M. Clayton

+1 858 550 6034

sclayton@cooley.com

July 9, 2020

Poseida Therapeutics, Inc.

9390 Towne Centre Drive, Suite 200

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (File No. 333-239321) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 16,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), which includes up to 2,100,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect immediately prior to the closing of the offering contemplated by the Registration Statement, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that (a) the Shares will be sold at a price established by the Board of Directors of the Company or a duly constituted committee thereof and (b) the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com

Poseida Therapeutics, Inc.

July 9, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com